UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMUNITY BANCORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 S. 4th Street, Suite 215

Las Vegas, Nevada 89101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

•	Date: May 17, 2007
•	Time: 12:30 p.m.
•	Place: 400 S. 4th Street, Suite 110

  Las Vegas, Nevada

To the stockholders of Community Bancorp:

We are pleased to notify you of, and invite you to, the 2007 Annual Meeting of Stockholders (the “Meeting”) at the corporate headquarters of Community Bancorp (the “Company”), 400 S. 4th Street, Suite 110, Las Vegas, Nevada on Thursday, May 17, 2007 at 12:30 p.m. local time, for the purpose of considering and voting on the following matters:

1.	Election of Directors. To consider and vote upon approval to elect seven (7) persons to the Board of Directors of the Company to serve until the 2008 Annual Meeting of Stockholders and until their successors have been elected and have qualified.

2.	Other Business. To transact such other business as may properly come before the Meeting and any adjournment thereof.

Stockholders of record of the Company’s common stock as of the close of business on April 9, 2007 (the “Record Date”) will be entitled to vote at the Meeting.

In connection with nominations for Directors, Section 13 of the Company’s Bylaws provides:

“Nominations for the election of Directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of Directors. However, a shareholder may nominate a Director if and only if the shareholder gives timely written notice of his or her intent to make the nomination or nominations. The shareholder’s notice shall be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation. To be timely, a shareholder’s notice must be received by the Secretary at least 60 calendar days before the date corresponding to the date on which the Corporation’s proxy materials were mailed to stockholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least 30 days before the Corporation mails its proxy materials for the annual meeting. The shareholder’s notice of his or her intent to make a nomination must set forth the following:

(a) Name and address, as they appear on the Corporation’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person(s) nominated by the shareholder,

(b) Representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice,

(c) Class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made,

(d) Description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice,

(e) Such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and

(f) Signed consent of each nominee to serve as a Director of the Company if so elected.

If the presiding officer determines that a nomination was not made in accordance with these Bylaws, the presiding officer of the annual meeting will so declare to the meeting, and the defective nomination will be disregarded.”

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY. IF YOU DO NOT ATTEND THE MEETING, YOU MAY REVOKE THE PROXY PRIOR TO THE TIME IT IS VOTED BY NOTIFYING THE CORPORATE SECRETARY IN WRITING TO THAT EFFECT OR BY FILING A LATER DATED PROXY.

IN ORDER TO FACILITATE THE PROVISION OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

By order of the Board of Directors

/s/ Cathy Robinson
Cathy Robinson
Secretary

Dated: April 17, 2007

Proxy Statement for the

Annual Meeting of Stockholders of

COMMUNITY BANCORP

To Be Held on Thursday, May 17, 2007

COMMUNITY BANCORP

PROXY STATEMENT

SOLICITATION

This Proxy Statement, the accompanying proxy card and the 2006 Annual Report of Community Bancorp are being furnished to you in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders to be held at the City Centre Office of Community Bancorp, 400 S. 4th Street, Suite 110, Nevada on May 17, 2007 at 12:30 p.m. local time (the “Meeting”). This Proxy Statement is being mailed to the Company’s stockholders on or about April 17, 2007. The Board of Directors is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, each stockholder is giving the proxy holders appointed by the Board of Directors the authority to vote the shares in the manner indicated on the proxy card of each stockholder.

Why did I receive more than one proxy card?

A stockholder may receive multiple proxy cards if shares are held in different ways, i.e. joint tenancy, trust, custodial account, or in multiple accounts. If shares are held by a broker, i.e. in “street name”, the stockholder will receive a proxy card or other voting information from the broker, and those proxy card(s) should be returned to the broker. You should vote on and sign each proxy card that you receive.

VOTING INFORMATION

The Board of Directors of Community Bancorp has selected the close of business on April 9, 2007 as the record date for the determination of stockholders entitled notice of, and to vote at, the Meeting. At that date, there were 10,419,924 shares of the Company’s common stock, par value $0.001 each, outstanding and entitled to vote at the Meeting.

Who is qualified to vote?

Each stockholder is entitled to one vote for each share held on the Record Date.

How do I vote my shares?

If you are a stockholder of record (if the shares are registered directly in your name with American Stock Transfer, the Company’s transfer agent), you may vote by mailing in the enclosed proxy card or in person at the Meeting.

If you hold your shares in “street name” (if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian), your broker/bank/trustee/nominee will provide you with the materials and instructions for voting your shares or you may obtain a proxy from your broker/bank/trustee/nominee and vote in person at the Meeting.

Can I change my vote after I have mailed in my proxy card?

Any holder of common stock may revoke a proxy at any time before it is voted by:

•	Filing a written instrument revoking the proxy with the Secretary of the Company at 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101;

•	Returning a duly executed proxy bearing a later date; or

•

Attending and voting at the Meeting in person, provided you notify the Secretary of the Company before voting begins that you are revoking your proxy and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.

The Inspectors of Election for the Meeting will count votes cast by proxy or in person at the Meeting. The Inspectors will treat abstentions and “broker non-votes” (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be counted as shares voted for purposes of determining the outcome of any matter as may properly come before the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—“FOR” the Company’s nominees for the Board of Directors.

Unless otherwise instructed, the Inspectors of Election will vote each valid proxy, which is not revoked,

•	“FOR” the Company’s nominees for the Board of Directors.

And, in the proxy holders’ judgment, on such other matters, if any, which may properly come before the Meeting.

The Directors receiving the greatest number of votes will be elected.

Who pays the cost of this proxy solicitation?

The Company will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to stockholders. The Company will furnish copies of proxy materials to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of common stock. In addition to the solicitation of proxies by use of the mail, some of the officers, Directors and regular employees of the Company may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Company.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

The Board of Directors of Community Bancorp (the “Board”) consists of seven Directors. The Directors each serve a one-year term. The term expires at the successive annual meeting so that the stockholders elect the Directors at each annual meeting.

The election of all seven Directors of Community Bancorp will take place at the Meeting. At its meeting of February 15, 2007, the Board approved the nomination of the current slate of Directors for election at the 2007 Annual Meeting of Stockholders to serve until the 2008 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders Vote FOR All Seven Nominees Listed Below.

Nominees for Election of Directors with Terms Expiring at the 2008 Annual Meeting:

Set forth below is the slate of Directors to be considered for reelection to the Board of Directors of Community Bancorp (the “Company”):

Name	Age	Position/Background

Jacob D. Bingham	53

Director of the Company and Community Bank of Nevada since 1998; Director of Community Bank of Arizona since 2006.

Mr. Bingham is one of the founding partners of the Juliet Companies, the parent company of Falcon Homes/Falcon Development and Juliet Property Company. He has worked in the construction industry for 31 years, and has been involved in the development and construction of over 6,000 homes. Mr. Bingham is the owner and President of JDB, a national and local governmental consulting firm, that works on many public and private issues. From 1981 until 1985, Mr. Bingham served in the North Las Vegas City Council and served as Chairman of the Clark County Commission from 1985 until 1996. Mr. Bingham also is actively involved in the community, particularly in church and youth organizations. He was instrumental in bringing together a Gang Task Force and introduced a “Six-Point” Plan to arrest gang activity in Clark County. He is on the Board of Fellows for Southern Utah University and serves as Vice Chairman of the Colorado River Commission for the State of Nevada.

Name	Age	Position/Background

Edward M. Jamison	60	Chief Executive Officer of Community Bancorp, Chairman of the Board of the Company, Community Bank of Nevada and Community Bank of Arizona, Director and Founder of the Company.

		Prior to the founding of Community Bank, he was the President, Chief Executive Officer, Vice Chairman of the Board and Founder of Nevada Community Bank, which was founded in 1989. Nevada Community Bank was sold to First Security Corporation in 1994. Both banks have been headquartered in Las Vegas, Nevada. From 1984-1989, Mr. Jamison served as the Senior Vice President of First Security Financial, a wholly owned subsidiary of First Security Corporation in Salt Lake City, Utah. From 1976 to 1984, Mr. Jamison served as President, Chief Executive Officer and Chairman of the Board of Commerce First Thrift, and Commerce Financial, a financial institution holding company, headquartered in Salt Lake City, Utah. Mr. Jamison is the past Chairman of the Opportunity Village Foundation, the past Chairman and current Director of the Las Vegas Natural History Museum, past President and Director of the Las Vegas Southwest Rotary Club, and is past President/Chairman and current Director of the Board of the Better Business Bureau of Southern Nevada. He is Chairman and Director of the Western Independent Bankers Association, Member of the Board of Directors of the Western Independent Bankers Service Corporation and Chairman of the Nevada Community Reinvestment Corporation, member of the Board of the National Advisory Council for Small Business Administration, (SBA) and member of the Legislative Committee for the American Bankers Association. In addition, Mr. Jamison is a member of the Las Vegas Chamber of Commerce, Nevada Development Authority and the Boy Scouts of America.

Lawrence K. Scott	47

President and Chief Executive Officer of Community Bank of Nevada, Executive Vice President, Chief Operating Officer and Director of the Company and Community Bank of Nevada since 2005.

Prior to joining Community Bank of Nevada in 2002, Mr. Scott was an Executive Vice President and Chief Credit Officer at First Security Bank of Nevada from 1994 to 2001. Mr. Scott currently serves on the Board of Directors of the Girls and Boys Town of Nevada. He is a former Las Vegas Founders member and a former member of the Board of Directors of Big Brothers and Big Sisters of Southern Nevada and the Boulder Dam Area Council of the Boy Scouts of America. Mr. Scott has over 20 years of experience in the banking industry, with his entire career spent in the Las Vegas market. Mr. Scott holds a bachelor’s degree from Utah State University and a master’s degree in business from National University, as well as a banking degree from Pacific Coast Banking School at the University of Washington.

Name	Age	Position/Background

Dan H. Stewart	54	Director of the Company and Community Bank of Nevada since 2006.

		Currently, Mr. Stewart is the president/owner of The Stewart Development Company (“SDC”) and president/owner of Valley Construction Company (“VCC”), both of which are located in Las Vegas and Reno, Nevada. SDC is actively pursuing various mixed-use development projects. VCC is a premier general building contractor in northern and southern Nevada for small-to-medium-sized projects. Mr. Stewart is a Founding Director of Valley Bank, a community bank based in Las Vegas, which recently merged with Community Bank of Nevada and is the one Valley Bank Director to now be serving on the Community Bancorp Board of Directors.

		Prior to Mr. Stewart opening SDC and VCC, he was employed with American Nevada Corporation, a major property owner/developer in southern Nevada. For the decade from 1994-2003, Mr. Stewart was President and Chief Executive Officer of Basic Management, Inc. and its affiliates, Basic Water Company, Basic Power Company, Basic Remediation Company, Basic Environmental Company and its land development affiliate, The LandWell Company. During the years between 1988 and 1993 Mr. Stewart was the vice president/general manager of Industrial Construction, Inc. and Bonanza Materials, Inc. Mr. Stewart was general manager of Nevada Rock & Sand Company from 1985 to 1988. Mr. Stewart graduated from Stanford University in 1979, with a Masters Degree in construction engineering and management. In 1978 Mr. Stewart graduated from Brigham Young University with a Bachelors Degree in civil engineering. Mr. Stewart currently sits on the Board of a publicly-traded company, Ready Mix Inc. Mr. Stewart is a member of the Urban Land Institute, the Council of National Trustees of the National Jewish Medical & Research Center, and a trustee of the Foundation for Nevada State College. Mr. Stewart was past-president of the Las Vegas Chapter of the Associated General Contractors, Chair of the St. Rose Dominican Hospital Mardi Gras Ball, Henderson Chamber of Commerce past, first vice-president and past vice-chairman of St. Rose Dominican Health Foundation and Director for ten years. Mr. Stewart was chair of the UNLV Engineering Advisory Council.

Gary W. Stewart	65

Founding Director of the Company and Community Bank of Nevada since 1994.

Mr. Stewart is a founding partner of the Las Vegas firm of certified public accountants, Stewart, Archibald and Barney. Mr. Stewart has been actively engaged as a CPA in Las Vegas since 1966 and recently retired in December 2005. Prior to opening his own practice in 1972, Mr. Stewart was employed by Joseph Bentley and Company, a Los Angeles certified public accounting firm, thereafter by the Las Vegas certified public accounting firm. Mr. Stewart is a two-time chairman of the Nevada CPA Foundation for the Education and Research and has also served on the Boards of the Boulder Dam Area Council of Boy Scouts of America and Cumorah Credit Union. He holds a bachelor’s degree in accounting from Brigham Young University in Provo, Utah.

Name	Age	Position/Background

Russell C. Taylor	81	Founding Director of the Company and Community Bank of Nevada since 1994.

		Mr. Taylor served as Director of Nevada Community Bank from its inception in 1990 until its sale in 1993. Mr. Taylor served in the Quorum of the Seventy of the Church of Jesus Christ of Latter Day Saints with headquarters in Salt Lake City, Utah and was responsible for the European and African region for the church from 1984 to 1987. Mr. Taylor previously served as President of the Galbraith and Green, Inc., a Colorado-based national employee benefits firm, until his retirement from that concern. Mr. Taylor serves on the Dixie State College National Advisory Council in St. George and also serves on the Board of Directors of Dixie State College Celebrity Concert Series. He holds a bachelor’s degree in Economics from Brigham Young University in Provo, Utah.

Jack M. Woodcock	63	Director of the Company and Community Bank of Nevada since 2005.

		Mr. Woodcock began his banking association in 1997 as a founding Director of US Savings bank, which later became Bank of Commerce. In August 2005, Bank of Commerce was merged with Community Bank of Nevada.

		Mr. Woodcock began his real estate career in 1974 and in November 1979, he was a founder of the Americana Group, Realtors, now known as Prudential Americana Group, Realtors. Mr. Woodcock is very active in the Local, State and National Association of Realtors. He served as the Advisory Committee Chairman for the Institute for Real Estate Studies at the University of Nevada-Las Vegas and is still active on the committee. Mr. Woodcock has long held membership in the Las Vegas Southwest Rotary Club, and is also active in the Las Vegas Executives Association. He is a member of the Board of Trustees for the Nevada Development Authority, the Las Vegas Chamber of Commerce and a past member of the Board of Trustees for the Las Vegas Symphony.

THE BOARD REQUESTS YOUR VOTE FOR THESE NOMINEES.

INFORMATION ABOUT THE NON-DIRECTOR EXECUTIVE OFFICERS OF COMMUNITY BANCORP, COMMUNITY BANK OF NEVADA AND COMMUNITY BANK OF ARIZONA

Executive Management of Community Bancorp

Patrick Hartman, Executive Vice President and Chief Financial Officer, age 58, joined Community Bancorp in February 2007, bringing more than 35 years of experience in the accounting and finance profession, primarily serving as chief financial officer for community banks in the greater Los Angeles area. From 1992 through 1997, Mr. Hartman served as the chief financial officer for Community Bank, CENFED Bank, and CU Bancorp/California United Bank, all located in the greater Los Angeles area. In 1997, he founded the Alpha Consulting Group, which provided project management services and network support to companies challenged by increased technology requirements. Most recently, he was the chief financial officer for Center Financial Corporation/Center Bank since March 2005. In addition, he worked for Peat Marwick in Chicago, Illinois. He also taught a variety of graduate and undergraduate accounting and finance classes at the University of Redlands in California. Mr. Hartman earned his Bachelor of Business Administration from the University of Wisconsin, Whitewater and Master of Business Administration from Northern Illinois University. Mr. Hartman is a certified public accountant.

Executive Management of Community Bank of Nevada

Don F. Bigger, Executive Vice President and Chief Credit Administration Officer, age 55, joined the Company in 2002 and has over 20 years of banking experience in southern Nevada. Prior to joining the Company in 2002, Mr. Bigger held lending positions with Washington Mutual Bank, Wells Fargo Bank and First Security Bank. Mr. Bigger is a Major in the U.S. Army Reserve (Inactive Reserve). He has been a member of the Board of Directors of the Brigham Young University Alumni Association since 1997. Mr. Bigger holds a B.S. degree from Brigham Young University, and is a graduate of the Pacific Coast Banking School at the University of Washington.

Bruce Ford, Executive Vice President and Chief Operating Officer, age 42, joined the Company in 2005 and has over 23 years of banking experience. Mr. Ford oversees loan production throughout the Bank and provides direction and leadership to the loan officers. Prior to joining the Company, Mr. Ford held the position of Senior Regional Credit Officer for Wells Fargo Bank. Mr. Ford has also served in a number of other capacities in the banking industry. Mr. Ford is a graduate of the University of Nevada-Las Vegas with a bachelor’s degree in Business Administration. He has earned a Graduate Banking Certificate from Pacific Coast Banking School at the University of Washington and holds a Graduate Banking Certificate from the Consumer Banking Association Graduate School of Retail Banking Management at the University of Virginia. Mr. Ford is a 2004 graduate of Leadership Las Vegas and a long-time, active member of the UNLV Alumni Association.

Barry L. Hulin, Executive Vice President and Corporate Relations Officer, age 61, joined the Company in October 2006 with the acquisition of Valley Bancorp and Valley Bank. Mr. Hulin held the position of President and Chief Executive Officer of Valley Bank from June 1997 until October 1998, during which time he led the organizing and capital raising effort for the proposed bank. Previously, Mr. Hulin served as President and Chief Executive Officer of Valley Bank and President and Chief Executive Officer of Valley Bancorp since its formation in May 2001. He has served in various capacities with banks in California, Washington and Alaska, where he was President of Alaska Mutual Bank (1986 to 1988) and First Federal Bank (1988 to 1991). As Chief Executive Officer of Alaska Housing Finance Corporation from 1991 to 1993, he was responsible for managing a $5-billion housing finance agency with 200 employees. Mr. Hulin is a graduate of Rockford College in Rockford, Illinois. In 1983, he received a diploma from the American Bankers Association Schools for Corporate Bankers at Northwestern University.

Thomas P. McGrath, Executive Vice President and Chief Risk Manager, age 62, Mr. McGrath joined the Company after over 30 years in banking supervision with the Office of Comptroller of Currency and the Federal Reserve Bank of San Francisco. He also served for six years with the Federal Reserve Board of Governors, and most recently as a Manager, Financial Risk Management, Bank Regulatory Advisory Group for KPMG LLP in Washington, D.C. His undergraduate degree is from the College of Business at the University of Utah and he holds degrees from the University of Oklahoma, Graduate School of Lending and the University of Wisconsin, Graduate School of Banking. Mr. McGrath is a member of the Global Association of Risk Professionals, the Institute of Internal Auditors and is a Certified Bank Auditor.

Cathy Robinson, Executive Vice President and Chief Financial Officer, age 47, joined the Company in 1995 shortly after Community Bank of Nevada commenced operations. With more than 30 years of experience in the banking industry, she previously served as a Chief Financial Officer for a community bank located in southern California. Ms. Robinson attended the University of California, Riverside, the California Intermediate Banking School and the ABA Graduate School of Bank Investments.

Joyce G. Smith, Executive Vice President and Chief Retail Officer, age 47, joined Community Bank of Nevada in May 2006 with over 17 years of banking experience. Ms. Smith provides oversight and direction over operations, retail, training, security and facilities. Prior to joining us Mrs. Smith was a District Manager with Well Fargo Bank for the past 16 years, Regional Investments Program Manager with Norwest Bank for 6 years. She earned a Graduate Banking Certificate from the Consumer Bankers Associates in July 2006.

Executive Management of Community Bank of Arizona

Gerald B. Ernst, President and Chief Executive Officer, Director, age 53, joined the Company in 2006 with the acquisition of Cactus Commerce Bank (now Community Bank of Arizona) in Glendale, Arizona, where Mr. Ernst was the President and Chief Executive Officer and Director. From February 1997, Mr. Ernst was the Chairman of the Board, Chief Executive Officer and President of the current Meridian Bank, growing the bank’s assets from $115 million to $280 million, with a focus on servicing small businesses and professionals. From 1990 until 1997, Mr. Ernst was the President and Chief Executive Officer of Mohave State Bank, a de novo community bank located in Lake Havasu City, Arizona. Between opening its doors for business in October 1991 and the time of Mr. Ernst departure in 1997, Mohave State Bank grew from its $3.25 million initial capitalization to $78 million in assets. Mr. Ernst also has demonstrated community and civic involvement in the Phoenix metropolitan area and elsewhere. He holds or has held positions with the Board of Arizona Multibank, CDC; past President of the Western Independent Bankers Association; past President of Four Peaks Rotary Club; and previously was the State Director of the American Bankers Association. Mr. Ernst is President of the Lake Havasu Chamber of Commerce, Lake Havasu Visitors and Convention Bureau, Mohave County Airport Authority, Kingman Country Club, and Chairman of the Boy Scouts Mohave Districts and serves on the Boards of Lake Havasu Partnership for Economic Development, Kingman Chamber of Commerce, Western Arizona Humane Society, United Way of Lake Havasu (including campaign chair), Lake Havasu Municipal Property Commission, and Mohave County Industrial Development Authority, Arizona Bankers Association, along with many other nonprofits, foundations and commissions. Mr. Ernst received his Bachelor of Science in Psychology from Western Illinois University, where he also earned a minor degree in Finance and Marketing. Mr. Ernst is also a graduate of the University of Virginia Graduate School of Retail Bank Management.

Jim Nelson, Executive Vice President and Chief Credit Officer, Director, age 51, joined Community Bank of Arizona in December 2006. Most recently, Nelson was executive vice president and chief credit officer with Pinnacle Bank in Scottsdale, where he established systems and processes for portfolio administration, underwriting and booking. Before that, he was senior vice president and chief credit officer with First Federal Bank in Roswell, New Mexico. Mr. Nelson has more than 24 years’ experience in lending and banking administration, most of that time in the Phoenix area. Among other responsibilities, he implemented and oversaw credit policy for the thrift institution, which managed $350 million in assets. Previously, he helped establish Compass Bank in the Phoenix commercial and residential homebuilding markets, growing the business from zero in 1999 to more than $150 million by 2003. Mr. Nelson also held senior management positions with Norwest Bank of Arizona, American Express Tax and Business Services, Inc., Wells Fargo Bank, First Interstate Bank of Arizona, Chase Bank of Arizona and Valley National Bank.

Katherine M. Gimbel, Vice President and Chief Financial Officer, age 55, served as Vice President, Chief Financial Officer and Technology Officer since Cactus Commerce Bank opened in November 2003 and remained in this capacity since it was acquired in September 2006. Ms. Gimbel has in excess of 20 years banking experience. Prior to her position with this bank, Ms. Gimbel spent 8 years with the current Meridian Bank, where she served as operations officer, assistant cashier, chief financial officer and cashier, and, most recently, senior vice president of operations/chief financial officer. Prior to Meridian Bank, Ms. Gimbel was employed by Sun City Bank for 5 years and served as cashier at the time she left. She has extensive community bank experience in finance, operations and technology including regulatory reporting and relations, accounting, tax, controller, systems liaison, compliance, human resources, item processing, interest rate risk management, purchasing, fixed assets administration, operational training and supervision of all operational positions.

CORPORATE GOVERNANCE

Consistent with the Company’s perception of good business principles, historically there has been a strong commitment to corporate governance with the highest standards of ethical conduct. Additionally, as part of a highly regulated industry, the corporate governance principles and procedures of the Sarbanes-Oxley Act of 2002 (“SOA”), the Securities and Exchange Commission (the “SEC”) and NASDAQ (our common stock is listed on the NASDAQ Global Market) are relatively familiar.

Corporate Governance Guidelines

The Company’s corporate governance practices are formalized into a set of Corporate Governance Guidelines, which include guidelines for determining Director Independence and reporting concerns to non-employee Directors. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines and committee charters, may be obtained from the “Investors” portion of the Company’s website at www.communitybanknv.com, or by writing to: 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101. The Board regularly reviews corporate governance developments and modifies these documents as warranted.

Director Independence

It is the Board’s objective that at least a majority of the Board consists of Independent Directors. For a Director to be considered independent, the Board must determine that the Director does not have any material relationship with the Company and is otherwise an “Independent Director” within the meaning of the NASDAQ rules. The Company’s Corporate Governance Guidelines are available at the website noted above. The NASDAQ rules require all members of the audit, the compensation, and the corporate governance/nominating committees to be Independent Directors. Members of the Audit Committee must also satisfy an additional SEC requirement, which provides that they may not accept directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of the Company’s subsidiaries other than their Director compensation. The Board has determined that all members of the audit, compensation, and nominating and corporate governance committee satisfy the relevant independence requirements.

The Board has determined that the following five (5) Directors (constituting 71% of the entire Board) satisfy NASDAQ’s requirements: Bingham, D. Stewart, G. Stewart, Taylor, and Woodcock.

Communication with the Board of Directors

The ability of stockholders to communicate directly with the Board is an important feature of corporate governance and assists in the transparency of the Board’s operations. In furtherance of this interest, Section XVI “Shareholder Communications with the Board of Directors” of the Corporate Governance Guidelines outlines the process by which a stockholder may communicate directly in writing to the Board. A stockholder may provide written communication to the Board by addressing a letter to the Chairman of the Board, Community Bancorp, 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101.

The Board has instructed the Secretary to review all communications so received, and to exercise discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances. However, any Director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Directors.

Director Nomination Process

The Corporate Governance/Nominating Committee is responsible for screening potential Director candidates, recommending qualified candidates to the Board for nomination, and filling vacancies occurring between annual meetings of stockholders. The Committee considers recommendations of potential candidates from current Directors, management and stockholders.

The Corporate Governance/Nominating Committee will consider stockholder recommendations for candidates for the Board. Recommendations can be made in accordance with Section IV “Shareholder Recommendations” of the Corporate Governance Guidelines, which provides that stockholders may submit recommendations in writing to the Corporate Governance/Nominating Committee at the Company’s headquarters office. Each recommendation should identify the proposed nominee and any additional information that may useful in evaluating the proposed nominee. Stockholders are reminded that proposing a nominee in this fashion does not constitute a stockholder nomination of a Board member. To actually nominate a person for Board membership a stockholder must comply with Section 13 of the Company’s Bylaws. The committee’s non-exclusive list of criteria for Board members is set forth in Section IV “Criteria” of the Company’s Corporate Governance Guidelines, and includes:

•	Personal qualities and characteristics, accomplishments and reputation in the local business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other Directors and potential Directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background and experience.

The Corporate Governance/Nominating Committee conducts surveys and otherwise seeks out the identity of possible candidates for the Board on an ongoing basis. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. At present, the Corporate Governance/Nominating Committee does not engage a third part to identify and evaluate potential Director candidates. All of the nominees approved by the Corporate Governance/Nominating Committee for election at the 2007 Annual Meeting were recommended by management and the Board.

Code of Conduct

The Company’s Code of Conduct, which is the Company’s code of ethics applicable to all Directors, officers, and employees embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business, adherence to the highest standards of ethics and business conduct with each other, customers, stockholders and communities served, and compliance with all applicable laws, rules and regulations that govern the Company’s business. These principles have long been embodied in various policies relating to Director, officer, and employee conduct, including such subjects as employment policies, conflicts of interest, professional conduct, and protection of confidential information. The Board has adopted a comprehensive Code of Conduct reflecting these policies. The Company’s Code of Conduct is available at www.communitybanknv.com, under “Governance Documents” within the “Investors” page. Any change to or waiver of the Code of Conduct (other than technical, administrative, and other non-substantive changes) will be reported on a Form 8-K filed with the SEC. While the Board or the Corporate Governance/Nominating Committee may consider a waiver for a Director or officer, waivers are not expected.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Community Bancorp is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through telephone contact and other communications with the Chairman of the Board/Chief Executive Officer and other officers regarding matters of concern and interest to Community Bancorp, as well as by reviewing materials provided to them. During 2006, there were twelve (12) regularly-scheduled and two (2) special meetings of the Board.

Meetings and Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve and each annual stockholders’ meeting. All members of the Board attended the Company’s 2006 Annual Meeting of Stockholders, except for Jack M. Woodcock. Each Director, who was a Director during all of 2006, attended at least 75% of the meetings of the Board and committees on which they served in 2006.

Meetings of Independent Directors

The Corporate Governance Guidelines provide that the Independent Directors will meet without any management Directors present at least 2 times each year. In 2006, the Independent Directors met two (2) times.

Committees of the Board

Among other committees, the Board has an Audit Committee, Corporate Governance Committee and Compensation Committee. The following section describes the current membership, the number of meetings held during 2006, and the function of each of these three committees.

Audit Committee	Corporate Governance Committee	Compensation Committee
Jacob D. Bingham	Jacob D. Bingham*	Jacob D. Bingham
Dan H. Stewart	Dan H. Stewart	Dan H. Stewart
Gary W. Stewart*	Gary W. Stewart	Gary W. Stewart
Russell C. Taylor	Russell C. Taylor	Russell C. Taylor
Jack M. Woodcock	Jack M. Woodcock	Jack M. Woodcock*

*	Committee Chairman

Audit Committee

The Audit Committee met twelve (12) times in 2006. The Audit Committee is comprised solely of non-employee Directors, all of whom are independent as defined by the NASDAQ rules and satisfy the additional SEC requirements for independence of Audit Committee members. In addition, the Company’s Board has determined that Gary W. Stewart is the Audit Committee Financial Expert as defined by the SEC rules.

Pursuant to its Charter, the Audit Committee is a standing committee appointed annually by the Board. The Audit Committee assists the Board in fulfilling its responsibility to stockholders and depositors in relation to the quality and integrity of the Company’s accounting systems, internal controls, financial reporting processes, the identification and assessment of business risks, and the adequacy of the overall control environment within the Company. The Audit Committee’s authorities and responsibilities are set forth in the Audit Committee Charter. A copy of the Charter of the Audit Committee is available in the “Investors” section of the Company’s website at www.communitybanknv.com.

A copy of the Audit Committee’s Report for the year ended December 31, 2006 follows the Audit Committee Disclosure heading contained in this proxy statement.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee met two (2) times in 2006. The Corporate Governance/Nominating Committee is comprised solely of non-employee Directors, all of whom are independent as defined by the NASDAQ rules. A copy of the Corporate Governance Charter is available in the “Investors” section of the Company’s website at www.communitybanknv.com. The Corporate Governance Committee will, among other things:

•

Identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and recommend to the Board the nominees to stand for election as Directors at the Annual Meeting of Stockholders;

•	Develop and recommend to the Board the standards to be applied in making determinations as to the absence of material relationships between Community Bancorp and its Directors;

•	Identify Board members qualified to fill vacancies on any committee of the Board and recommend that the Board appoint the identified member or members to the respective committee;

•	Conduct an annual evaluation of the performance of the Board and report conclusions to the Board;

•	Develop and recommend to the Board a set of corporate governance principles applicable to Community Bancorp and review those principles at least once a year; and

•	Review and recommend any needed changes, and address questions which may arise with respect to the Code of Conduct.

Compensation Committee

The Compensation Committee met two (2) times in 2006. The Compensation Committee is comprised solely of non-employee Directors, all of whom are independent as defined by the NASDAQ rules. A copy of the Compensation Committee Charter is available in the “Investors” section of the Company’s website at www.communitybanknv.com. The Compensation Committee will, among other things:

•

Establish proper compensation goals for the Chief Executive Officer and other executive officers and recommend to the Board for action at an executive session the compensation of these officers based on their performance in light of these goals;

•	Review and recommend to the Board the compensation of non-employee Directors;

•	Make recommendations to the Board with respect to incentive compensation and equity-based compensation plans; and

•	Evaluate management succession plans.

See “Role of the Compensation Committee” under the Process for Making Compensation Decisions heading in the “Compensation Discussion and Analysis” for a complete discussion of the processes for the consideration and determination of executive and Director compensation.

A copy of the Compensation Committee’s Report for the year ended December 31, 2006 follows the “Compensation Discussion and Analysis” under the Executive Compensation heading contained in this proxy statement.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was a current or former officer or employee of Community Bancorp or its subsidiaries during the year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section addresses the Company’s compensation programs, philosophy and objectives, including the process for making compensation decisions, the role of management in the design of such program, and its 2006 executive compensation components. The factors most relevant to understanding the Company’s compensation programs are addressed, which are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into the Company’s overall compensation objectives and affects decisions regarding other compensation elements.

Philosophy

The Company’s executive compensation programs, including those for its subsidiaries, are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board of Directors and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate goal of improving stockholder value.

Base compensation levels for executive officers are established based on the officer’s roles and responsibilities, compensation of executives who perform similar duties, and prior year compensation. Bonus and equity compensation are based on both corporate and individual performance objectives, which include asset and revenue growth, development of acquired banks, asset quality, identification of strategic opportunities, development and maturation of the existing banks, and core earnings performance.

Process for Making Compensation Decisions

Role of the Executive Officers

Shortly following the conclusion of each calendar year, the Company’s Chief Executive Officer (“CEO”), assisted by our Director of Human Resources, conducts an annual performance evaluation process for all named executive officers, other than for himself. As part of each annual performance evaluation, the CEO considers, among other key factors, i) financial performance; ii) the executive’s contribution to meeting the Company’s overall goals; iii) the executive’s performance of job responsibilities and achievement of individual and/or departmental objectives; and iv) management and leadership skills, including effective communication, problem solving, business development and community involvement.

Based on this evaluation, the CEO determines, for each of the named executive officers (other than himself), recommendations for salary adjustments, including merit increases, and annual incentive award amounts to be made to the Compensation Committee for its approval. The majority of each named executive officer’s incentive payment is determined by the Company’s financial performance relative to that year’s financial performance goal. The Compensation Committee reviews the CEO’s recommendations and can modify a recommended amount in its discretion. Then at mid-year, recommendations by management for the grant of stock awards to named executive officers under the Company’s equity compensation plan are submitted to the Compensation Committee for approval to assure the committee considers the other elements of proposed compensation.

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to senior management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to other executive officers. In this regard, the Board of Directors has established a policy that no Compensation Committee members should have any material business relationships with the Company or any of its subsidiaries. The Compensation Committee is also responsible for the review and approval of corporate goals and objectives relevant to the compensation, including the incentive award, of the Company’s CEO, to evaluate the performance of the CEO in light of the goals and objectives and determine and approve the CEO’s compensation levels based on this evaluation. Additionally, the Compensation Committee reviews compensation levels for members of the Company’s executive management group including the approval of the CEO’s recommendations on annual bonuses and salary increases for named executive officers.

The Compensation Committee annually reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual Directors as well as from the Board in the aggregate.

To achieve these goals and objectives, the Compensation Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels of comparable public financial services institutions with comparable performance. The Compensation Committee makes recommendations to the Board with respect to base compensation, targeted bonuses and targeted equity-based compensation.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness Community Bancorp’s compensation strategy. These objectives include the following:

1.	Internal and external fairness. The Compensation Committee recognizes the importance of perceived fairness both internally and externally of compensation practices. The Compensation Committee has evaluated the overall economic impact of the Company’s compensation practices and, when deemed necessary, has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels.

2.	Performance-based incentives. The Company has established financial incentives for senior management who meet certain objectives, which thereby assist the Company in meeting its long-term growth and financial goals.

3.	Stockholder value and long-term incentives. The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase stockholder value is dependent on its ability to attract and retain skilled executives. The Company’s compensation strategy encourages equity-based compensation to align the interests of management and stockholders.

4.	Full disclosure. The Compensation Committee seeks to provide full disclosure to the independent members of the Board of Directors of Community Bancorp of the compensation practices and issues to ensure that all Directors understand the implications of committee’s decisions. The Compensation Committee has reviewed the compensation practices of peers and considered management’s individual efforts for the benefit of the Company, as well as reviewed various subjective measures in determining the adequacy and appropriateness of the compensation of executives. The Compensation Committee takes into account the performance of the executives as well as their longevity with the Company and recognizes that the competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. General economic conditions and the past practice of the Company are also factors that are considered by the Compensation Committee. The Compensation Committee has established various processes to assist in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

•	Assessment of Company Performance. The Compensation Committee uses company performance measures in two ways. In establishing total compensation ranges, the committee considers various measures of Company and industry performance, asset growth, earnings per share, return on assets, return on equity, total stockholder return and the effective execution of the Company’s growth strategy. The committee does not apply a formula or assign these performance measures relative weights, instead, it makes a subjective determination after considering such measures collectively.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. The CEO’s compensation is governed by his employment contract, which is described below. For the other named executive officers, the committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with its executive officers. As with the CEO, the performance evaluation of these executives is based on his or her contribution to the Company’s performance, and other leadership accomplishments.

•

Total Compensation Review. The Compensation Committee reviews each executive’s base pay, bonus and equity incentives annually. In addition to these primary compensation elements, the committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2006 review, the committee determined that these elements of compensation were reasonable in the aggregate.

Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were i) base salary; ii) performance-based bonuses; iii) equity incentives; and iv) perquisites and other personal benefits. Three of the named executive officers, Edward M. Jamison, Lawrence K. Scott and Cathy Robinson, have written employment agreements that govern the terms of their compensation. Their employment agreements provide for potential payments upon termination of employment for a variety of reasons, including a change in control of the Company. The Company’s policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salary. This section addresses the base salary for the named executive officers other than Edward M. Jamison, Lawrence K. Scott and Cathy Robinson. The base salary for these individuals is set forth in their respective employment agreements described below.

Named executive officers are provided a base salary as compensation for their services during the year. The Company’s Compensation Committee reviews the CEO’s recommendations (after any modifications) concerning their base salaries, including merit increases. Base salary adjustments are effective during the first quarter of each calendar year. Executive officer base salaries, including merit increases, for 2006 were primarily based on the Company’s financial and overall performance for 2005, performance of the executive and the executive’s department(s) or division(s), and base salary levels at comparable peer financial institutions. Merit increases in base pay are designed to reward named executive officers for their job performance and to manage pay growth consistent with the stated compensation objectives.

The Summary Compensation Table lists the named executive officers’ base earnings for 2006.

Performance-Based Bonuses. Annual incentive bonuses are awarded by the Compensation Committee after reviewing the Company’s performance over the past year. The annual bonus is intended to reward named executives for the favorable performance. The Compensation Committee takes into consideration the CEO’s recommendations, corporate and individual performance objectives, which include asset and revenue growth, development of new banks, asset quality, identification of strategic opportunities, development and maturation of the existing banks, core earnings performance, and subjective factors such as the safety and soundness of the organization, including such factors as credit quality, capital management, personnel management and regulatory compliance.

The bonus policy seeks to align the interests of the executives with the stockholders by setting aggressive performance targets that enhance the value of Company. This bonus policy was put in place at the Company, and its subsidiaries, to align the interests of all of the executives in the affiliates with the stockholders of the Company.

The Summary Compensation Table lists the named executive officers’ performance-based bonuses for 2006.

Equity Incentives. The Compensation Committee grants equity compensation awards pursuant to the 2005 Equity Based Compensation Plan and administers outstanding options issued under previous stock plans. Grants of equity compensation awards are consistent with, and further each of, the Company’s stated compensation program objectives. In 2006, the Company granted incentive and non-qualified stock options to named executive officers.

Stock options provide grantees the opportunity to buy shares of the Company’s common stock at a certain exercise price for a ten year term after the options are granted, based on vesting. This enables the grantee to benefit from the expected appreciation in the value of the Company’s stock if its future performance remains strong. All of the stock options issued have an exercise price equal to the fair market value of the underlying common stock on the date of grant. For incentive stock options granted in 2006, vesting is contingent upon continuing employment, with vesting achieved at a rate of 20% per year over five years. Stock options have no voting rights and do not receive dividends.

The Outstanding Equity Awards at Fiscal Year-End Table lists the named executive officers and their stock options granted in 2006.

Perquisites and Other Personal Benefits. Consistent with the Company’s compensation objectives, named executive officers are provided perquisites and other personal benefits that management believes are reasonable and consistent with the Company’s overall compensation program and which keep us competitive in the marketplace. The Company periodically reviews the level of perquisites and other personal benefits provided to the named executive officers for suitability with the program objectives.

See the Summary Compensation Table for details regarding the perquisites provided in 2006. The health and insurance plans the Company provided to the named executive officers and 401(k) matching are consistent with those provided to all employees.

Employment Agreements for Named Executive Officers

The Company and Community Bank of Nevada have entered into an employment agreement, dated as of November 1, 2004, with Edward M. Jamison, Chief Executive Officer. The agreement expires on December 31, 2007, subject to the automatic extension provisions of the agreement.

If Mr. Jamison is terminated by Community Bancorp and/or Community Bank of Nevada without cause (as defined in the agreement), he will receive a lump sum severance payment equal to 24 months’ base salary then in effect plus two times the amount of his bonus for the year preceding the termination.

Mr. Jamison will also be entitled, under certain circumstances, to receive a lump-sum change in control severance payment in an amount equal to (i) 36 months base salary then in effect plus (ii) three times the amount of his bonus for the year preceding the termination, less applicable tax withholdings. If a change in control (as defined in the agreement) closes while Mr. Jamison is employed during the term of his employment agreement, or if Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change in control, or a change in control is announced or required to be announced while Mr. Jamison is employed, he will receive the change in control severance payment upon closing of the change in control. Alternatively, if Mr. Jamison’s employment during the term is terminated by Community Bancorp and/or Community Bank of Nevada without cause and within 12 months thereafter Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change in control, or a change in control is announced or required to be announced, he will receive the change in control severance payment upon the closing of such change in control, less the amount of any termination payments already received.

The Company and Community Bank of Nevada entered into an employment agreement, dated as of November 1, 2004, with Lawrence K. Scott, President and Chief Operating Officer. The agreement expires on December 31, 2007, subject to the automatic extension provisions of the agreement.

The Company and Community Bank of Nevada also entered into an employment agreement, dated as of November 1, 2004, with Cathy Robinson, Executive Vice President and Chief Financial Officer. The agreement expires on December 31, 2007, subject to the automatic extension provisions of the agreement.

If either Mr. Scott or Ms. Robinson is terminated by Community Bancorp and/or Community Bank of Nevada without cause (as defined in the agreement), he or she will receive a lump sum severance payment equal to 12 months base salary then in effect plus one times the amount of his or her bonus for the year preceding the termination.

Both Mr. Scott and Ms. Robinson will also be entitled under certain circumstances to receive a lump-sum change in control severance payment in an amount equal to (i) 24 months base salary then in effect plus (ii) two times the amount of his or her bonus for the year preceding the termination, less applicable tax withholdings. If a change in control (as defined in the agreement) closes while Mr. Scott or Ms. Robinson is employed during the term of his employment agreement, or if Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change in control, or a change in control is announced or required to be announced while Mr. Scott or Ms. Robinson is employed, he or she will receive the change of control severance payment upon closing of the change in control. Alternatively, if Mr. Scott’s or Ms. Robinson’s employment during the term is terminated by Community Bancorp and/or Community Bank of Nevada without cause, and within 12 months thereafter Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change of control, or a change in control is announced or required to be announced, he or she will receive the change in control severance payment upon closing of such change in control, less the amount of any termination payments already received.

Executive Compensation Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers at the end of the fiscal year. Performance-based compensation can qualify for an exemption from this deduction limit if it satisfies certain conditions under Section 162(m), including receipt of stockholder approval. The Compensation Committee considers the impact of this rule when developing and implementing the Company’s executive compensation programs and subject to the limitations of Section 162(m), seeks to maximize deductibility of all elements of executive compensation. The stock options granted under the Company’s 2005 Equity Based Compensation Plan designed so that compensation paid under them can qualify for an exemption from the limitation on deductible compensation. However, to the extent that the value of annual salary, executive management incentive bonus amounts, and other non-performance based remuneration paid to any of the CEO and other named executive officers exceeds $1 million, the excess amount attributable to non-performance based compensation cannot be deducted. Further, restricted stock and restricted stock units may not be deductible under Section 162(m) if their award or vesting is not performance based. The Compensation Committee attempts whenever possible to take full advantage of Section 162(m) in designing compensation programs; however the committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting and administering compensation programs, even though such programs may occasionally result in non-deductible compensation expenses. Accordingly, the Compensation Committee, from time to time, approves elements of compensation for certain officers that are not fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jack M. Woodcock, Chairman
Jacob D. Bingham
Gary W. Stewart
Dan H. Stewart
Russell C. Taylor

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. The Company has entered into employment agreements with Mr. Jamison, Ms. Robinson and Mr. Scott, as discussed above. When setting total compensation for each of the named executive officers, the Compensation Committee reviews each executive’s current compensation, including equity based compensation.

The Company does not issue stock awards, nor does it have a non-equity incentive plan, pension plan or deferred compensation plan.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3) (4) (5)		Total ($)
(a)	(b)	(c)	(d)	(f)	(i)		(j)
Edward M. Jamison, President and Chief Executive Officer	2006	400,000	525,000	223,145	43,792	(6)	1,191,937
Cathy Robinson, Executive Vice President and Chief Financial Officer	2006	175,000	225,000	88,990	10,466		499,456
Barry L. Hulin, Executive Vice President and Corporate Relations	2006	220,867	—	—	3,207,189	(7)	3,428,056
Lawrence K. Scott, Executive Vice President and Chief Operating Officer	2006	225,000	300,000	100,726	41,301	(8)	667,027
Bruce Ford, Executive Vice President and Chief Credit Officer	2006	176,277	150,000	38,938	—		365,215

1)	The amounts shown in column (d) reflect discretionary cash bonuses approved by the Compensation Committee on December 7, 2006 in respect of performance during 2006, paid in January 2007.
2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.
3)	In accordance with SEC rules, other compensation in the form of perquisites and personal benefits has been omitted in those instances where the aggregate of such perquisites and personal benefits did not exceed $10,000 for the named executive officer for such year.
4)	The amount shown in column (i) reflects for each named executive officer:

•	Payments made in lieu of the use of a Company-provided automobile;

•	Group term life insurance payments by the Company; and/or

•	Matching contributions made by the Company to the Company’s 401(k) Profit Sharing Plan.

5)	Value attributable to the personal use of Company-provided automobiles (as calculated in accordance with Internal Revenue Service guidelines), which are included as compensation on the W-2 of named executive officers who receive such benefit. Each such named executive officer is responsible for paying income tax on such amount.

6)	In addition to the items noted in footnote (2) and (3) above, the amount in column (i) reflects payments made to Mr. Jamison in his capacity as a member of the Board of Directors.
7)	Mr. Hulin received a change in control payment of $701,208 in conjunction with his employment agreement with Valley Bancorp, which was acquired by the Company in October 2006, and $2,485,591 in cash related to stock options he held with Valley Bancorp.
8)	In addition to the items noted in footnote (4) above, the amount in column (i) reflects payments made to Mr. Scott in his capacity as a member of the Board of Directors.

GRANTS OF PLAN BASED AWARDS TABLE

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(j)	(k)	(l)
Edward M. Jamison	06/15/2006 06/15/2006	20,000 20,000	30.60 30.60	197,292 236,520
Cathy Robinson	06/15/2006	25,000	30.60	295,650
Barry L. Hulin	06/15/2006	—	—	—
Lawrence K. Scott	06/15/2006	30,000	30.60	354,780
Bruce Ford	06/15/2006	15,000	30.60	177,390

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(e)	(f)	(i)		(j)
Edward M. Jamison	20,000 30,000 44,000	(3)	20,000 — —	(3)	30.60 31.55 15.00	06/15/2016 07/21/2015 09/27/2014	— — —		— — —
Cathy Robinson	— 4,000 10,000 17,854		25,000 16,000 15,000 —		30.60 31.55 15.00 5.48	06/15/2016 07/21/2015 09/27/2014 07/20/2010	— — — —		— — — —
Barry Hulin	—		—		—	N/A	—		—
Lawrence K. Scott	— 4,000 13,000 16,705		30,000 16,000 19,500 —		30.60 31.55 15.00 5.48	06/15/2016 07/21/2015 09/27/2014 04/01/2012	17,854 — — —	(4)	539,012 — — —
Bruce Ford	—		15,000		30.60	06/15/2016	—		—
	2,000		8,000		31.55	07/21/2015	—		—

1)	All amounts reflect common shares of the Company underlying stock options granted pursuant to the Company’s 2005 Equity Based Compensation Plan and 1995 Stock Option and Award Plan.
2)	All unexercisable options are service-based and vest at a rate of 20% per year over the first five years of the ten-year option term.
3)	On June 15, 2006, Mr. Jamison was granted 20,000 non-qualified stock options, which vested immediately, and 20,000 incentive stock options, which will vest at a rate of 20% per year over the first five years of the ten-year option term.
4)	Stock appreciation rights granted under the 2000 Stock Appreciation Rights Plan, which were exercised in April 2007.

OPTION EXERCISES AND STOCK VESTED TABLE

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
	(a)	(b)
Edward M. Jamison	6,000	103,320
Cathy Robinson	—	—
Barry L. Hulin	—	—
Lawrence K. Scott	—	—
Bruce Ford	—	—

The Company currently does not include pension benefits or nonqualified deferred compensation as part of its overall compensation plan.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting Director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

During 2006, for their service on both Boards, each Director of Community Bancorp and Community Bank of Nevada (who are not employees of the Company) were entitled to receive a retainer of $8,000, with an additional retainer of $1,500 paid to Directors holding a committee chairmanship, other than the Audit Committee chairman, who received an additional retainer of $2,500. Each Director received a fee of $1,500 per Board of Directors meeting attended and $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended. No Director fees were paid related to Community Bank of Arizona in 2006.

For 2007, each Director of Community Bancorp and Community Bank of Nevada will receive a retainer of $9,000, with an additional $2,500 paid to Directors holding a committee chairmanship, other than the Audit Committee chairman, who will receive an additional retainer of $3,700. Each Director will receive a fee of $1,600 per Board of Directors meeting attended and $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended. Each Director of Community Bank of Arizona will receive a fee of $250 per Board of Directors meeting attended and $50 per Community Bank of Arizona Loan Committee meeting attended. In addition, $1,000 will be paid to Directors holding a Community Bank of Arizona committee chairmanship.

Stock Option Program

Each non-employee Director receives a stock option grant. Directors are granted non-qualified stock options, with the expense calculated using Black-Scholes model. Options received by Directors vest immediately and, therefore all of the expense in the below table was recognized at the time of grant. In June 2006, each non-employee Director received a grant of 7,000 options at the fair market price of the Company’s Common Stock on the date of the grant, or $30.60. Until an option is exercised, shares subject to options cannot be voted nor do they receive dividends or dividend equivalents.

The table below summarizes the compensation awarded or paid to, or earned by, each of the non-employee Directors of the Company during the year ended December 31, 2006. The compensation of Edward M. Jamison,

President and Chief Executive Officer of the Company; and Lawrence K. Scott, Executive Vice President and Chief Operating Officer of the Company and President of Community Bank of Nevada; both who also serve as Directors of the Company and Community Bank of Nevada, are not included in the table below, rather are disclosed instead in the Summary Compensation Table included in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)(2)	Option Awards ($) (3)	Total ($)
(a)	(b)	(d)	(h)
Noall J. Bennett (4)	1,500	—	1,500
Jacob D. Bingham	66,000	69,052	135,052
Charles R. Norton (5)	56,000	69,052	125,052
Dan H. Stewart	6,000	—	6,000
Gary W. Stewart	79,000	69,052	148,052
Russell C. Taylor	61,250	69,052	130,302
Jack M. Woodcock	61,750	69,052	130,802

1)	During 2006, for their service on both Boards, each Director of Community Bancorp and Community Bank of Nevada received a retainer of $8,000, with an additional retainer of $1,500 paid to Directors holding a committee chairmanship, other than the Audit Committee chairman, who received an additional retainer of $2,500. Each Director received a fee of $1,500 per Board of Directors meeting attended and $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended. No Director fees were paid related to Community Bank of Arizona in 2006.
2)	For 2007, each Director of Community Bancorp and Community Bank of Nevada will receive a retainer of $9,000, with an additional $2,500 paid to Directors holding a committee chairmanship, other than the Audit Committee chairman, who will receive an additional retainer of $3,700. Each Director will receive a fee of $1,600 per Board of Directors meeting attended and $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended. Each Director of Community Bank of Arizona will receive a fee of $250 per Board of Directors meeting attended and $50 per Community Bank of Arizona Loan Committee meeting attended. In addition, $1,000 will be paid to Directors holding a Community Bank of Arizona committee chairmanship.
3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123(R). Assumptions used in the calculation of this amount are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. As of December 31, 2006, each Director has the following number of options outstanding: Bingham—7,000; Norton—7,000; Stewart—7,000; Taylor—7,000; Woodcock—7,000.
4)	Mr. Bennett retired from the Board of Directors of the Company and Community Bank of Nevada on January 19, 2006.
5)	Mr. Norton resigned from the Board of Directors of the Company and Community Bank of Nevada on September 27, 2006.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The Company has only one class of shares outstanding, common stock.

The following table sets forth the beneficial ownership of the Company’s shares of common stock as of March 8, 2007, by each Director, for each named executive officer and as a group:

Name and Address of Beneficial Owner (1)	Relationship with the Company	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Jacob D. Bingham (4)	Director	44,330	*
Bruce Ford (5)	Executive Vice President/	2,000	*
	Chief Credit Officer
Barry L. Hulin (6)	Executive Vice President/	1,593	*
	Corporate Development
Edward M. Jamison (7)	President/Chief Executive Officer and Chairman of the Board	317,218	3.0%
Cathy Robinson (8)	Executive Vice President/	45,604	*
	Chief Financial Officer
Lawrence K. Scott (9)	Director, Executive Vice President/	39,955	*
	Chief Operating Officer
Dan H. Stewart (10)	Director	41,970	*
Gary W. Stewart (11)	Director	30,140	*
Russell C. Taylor (12)	Director	296,795	2.9%
Jack M. Woodcock (13)	Director	56,050	*
All Directors and named executive officers of the Company as a group (10 persons) (16)		875,655	8.4%

*	less than one percent
(1)	The principal address of each of the stockholders named in the table is c/o Community Bancorp, 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101.
(2)	This table is based upon information supplied by officers and Directors. Unless otherwise indicated in these notes and subject to applicable community property laws and shared voting and investment power with a spouse, each Director and named executive officer listed above possesses sole voting power and sole investment power for the shares of the Company’s common stock listed.
(3)	Applicable percentages are based on 10,419,924 shares outstanding on March 8, 2007 and include shares of common stock subject to stock options exercisable within 60 days.
(4)	Mr. Bingham beneficially owns 44,330 shares, which include 32,080 shares held in the Bingham Family Trust, and 12,000 shares subject to stock options exercisable within 60 days.
(5)	Mr. Ford holds 2,000 shares subject to stock options exercisable within 60 days.
(6)	Mr. Hulin holds 1,593 shares.
(7)	Mr. Jamison beneficially owns 317,218 shares, which include 230,218 shares held in the Jamison Family Trust and 87,000 shares subject to stock options exercisable within 60 days.
(8)	Ms. Robinson beneficially owns 45,604 shares, which include 1,000 shares held in J. Robinson Inc. and 29,000 shares subject to stock options exercisable within 60 days.
(9)	Mr. Scott beneficially owns 39,955 shares, which include 17,000 shares subject to stock options exercisable within 60 days.
(10)	Mr. D. Stewart holds 41,970 shares.
(11)	Mr. G. Stewart beneficially owns 30,140 shares, which include 18,140 shares held jointly with Mr. Stewart’s wife and 12,000 shares subject to stock options exercisable within 60 days.
(12)	Mr. Taylor beneficially owns 296,795 shares, which include 284,795 shares held in the name of Russell C. Taylor TTEE and 12,000 shares subject to stock options exercisable within 60 days.

(13)	Mr. Woodcock beneficially owns 56,050 shares, which include 49,050 shares held as Jack Woodcock and 7,000 shares subject to stock options exercisable within 60 days.
(14)	Includes all shares owned beneficially by the Directors and named executive officers.

Security Ownership of Certain Beneficial Owners

As of March 8, 2007, the Company knew of no persons who owned more than five percent (5%) of the outstanding shares of its common stock except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Caxton Associates LLC Princeton Plaza, Building 2 731 Alexander Road Princeton, NJ 08540	826,875	7.9%

OZ Management LLC 9 West 57th Street, 39th Floor New York, NY 10019	759,416	7.3%

(1)	This table is based upon information supplied by principal stockholders and Schedules 13D and 13G filed with the SEC.
(2)	Applicable percentages are based on 10,419,924 shares outstanding on March 8, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and ten percent or more stockholders of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of the Company’s equity securities. Officers, Directors and ten percent or more stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, Directors and beneficial owners of ten percent or more of the Company’s equity securities appear to have been met, except for Form 4 filed for Gary W. Stewart related to stock options granted in June 2006 and Form 4 filed for Russell C. Taylor related to the exercise in November 2006 of stock options granted. In each instance, a Form 4 was filed promptly after the late filing was discovered.

TRANSACTIONS WITH RELATED PERSONS

The Company, including its subsidiaries, have had, and expect in the future to have, banking transactions in the ordinary course of its business with many of its Directors and executive officers and associates and any stockholders owning 5% or more of record or beneficially of the Company’s common stock, including transactions with corporations of which such persons are Directors, officers or controlling stockholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2006 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of the Company or any of its subsidiaries are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and other federal laws and regulations.

Transactions with Directors

The following is a summary of the transactions between the Company and its Directors and/or their affiliated entities. All of these transactions meet the categorical standards for independence under the NASDAQ rules and the policies of the Company.

Customer Relationships. In the ordinary course of business, the Company and its subsidiaries provide certain financial services to most of its Directors (including Directors who retired or resigned in 2006) and to some of their immediate family members and affiliated organizations. These services are provided on substantially the same terms and conditions, including quality, term and pricing applicable to other customers for similar purposes. The Company or any of its subsidiary banks provides extensions of credit to certain Directors, immediate family members and affiliated organizations. These extensions of credit are governed by Regulation O, which is described below in this section.

Business Relationships. In the ordinary course of business, the Company or its subsidiaries may enter into relationships with, or receive services from, entities affiliated with the Directors or nominees, or their immediate family members.

Certain Charitable Contributions. The Company may make contributions to charitable organizations for which the Company’s Directors serve as directors or trustees, but not executive officers.

Family Relationships

There is no family relationship as defined in the SEC’s regulations between any executive officer or Director and any other executive officer or Director. Some family relationships may exist between certain of the Company’s Directors or executive officers and some of the approximately 244 employees of the Company and its subsidiaries. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

Indemnification and Advancement of Costs

Pursuant to the Company’s Bylaws, indemnification is provided to the Directors, officers and, in some instances, employees and agents against certain liabilities incurred as a result of their service on the behalf of or at the Company’s request. Costs incurred in connection with certain claims or proceedings on behalf of covered individuals may also be advanced. These persons must sign written undertakings to repay all these amounts if it is ultimately determined that the individual is not entitled to indemnification. In addition, the Company has obtained insurance for Directors and officers, which provides coverage for them against certain liabilities and other expenses resulting from their service on behalf of or at the Company’s request. These By-Law provisions and insurance coverage provide a potentially significant financial benefit to the Company’s Directors and executive officers. During 2006, no costs were advanced pursuant to these Bylaw provisions on behalf of its current and former executive officers and Directors.

Disclosure Regarding Related Party Transaction Policies

The principal policies of the Company relating to transactions of the types required to be disclosed under Item 404(a) of Regulation S-K (for the purposes of this proxy statement, “related persons transactions”) are the Company’s Code of Conduct. The Company has also adopted policies designed to support its compliance with banking regulations relating to the extension of credit by its subsidiary banks to insiders, including executive officers and Directors of the Company and entities in which these individuals have specified control positions (the federal statutory and regulatory provisions that establish these restrictions are often referred to as “Regulation O”). Management believes that its policies are adequate to provide appropriate levels of control and monitoring of the types of related persons transactions that are likely to arise in the nature of the Company’s business and the associated risks.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

McGladrey & Pullen, LLP audited the Company’s financial statements for the years ended December 31, 2006 and 2005, and have been the Company’s accountants since 1995. It is anticipated that a representative of McGladrey & Pullen, LLP, will be present at the Company’s 2007 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders. All professional services rendered by McGladrey & Pullen, LLP during 2006 were furnished at customary rates and terms. The Company anticipates retaining McGladrey & Pullen, LLP as its independent public accountants for the year ending December 31, 2007.

Fees Paid to Independent Auditors

For 2006, the Audit Committee considered and deemed the services provided by McGladrey & Pullen, LLP, the Company’s independent auditor, compatible with maintaining the principle accountant’s independence. The following are the fees paid to McGladrey & Pullen, LLP and RSM McGladrey, Inc., an affiliate, during the fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit fees (1)	$549,000	$516,000
Audit-related fees (2)	—	8,000
Tax fees (3)	52,000	32,000

Total fees	$601,000	$556,000

(1)	Includes audit of internal control over financial reporting, fees and costs associated with merger, including Forms S-4 and issuing related consents, reviews of Forms 10-Q and related SAS 100 reviews and review of Form S-8 and issuance of related consent.
(2)	Includes various accounting and reporting services, primarily related to mergers.
(3)	Includes fees associated with review of quarterly tax estimates, tax depreciation schedules and tax planning. 2006 also includes merger-related tax consulting and short period tax return relating to acquired Bank.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy

The Charter for the Audit Committee of the Board contains policies and procedures for pre-approval of audit and non-audit services from the Company’s independent public accountant.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services, including the fees and terms, to be performed for the Company by its independent registered public accountants, subject to the de minimis exception for non-audit services described below, which are approved by the Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

•

The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its independent registered public accountants during the fiscal year in which the services are provided;

•	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•

Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Audit Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee approved all services performed by McGladrey & Pullen LLP pursuant to the policies outlined above.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:

1.	Reviewed and discussed the audited financial statements with management;

2.	Discussed with McGladrey & Pullen LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the AICPA’s Statement on Auditing Standards No. 61, as amended; and

3.	Received the written disclosure and letter from the Auditors on the matters required by the AICPA’s Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Board has approved this inclusion.

THE AUDIT COMMITTEE
Gary W. Stewart, Chairman
Jacob D. Bingham
Dan H. Stewart
Russell C. Taylor
Jack M. Woodcock

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2008 ANNUAL MEETING

Proxy Statement Proposals. Under the rules of the SEC, proposals that stockholders seek to have included in the Proxy Statement for the 2008 Annual Meeting of Stockholders must be received by the Secretary of the Company not later than December 21, 2007.

Other Proposals and Nominations. The Company’s Bylaws govern the submission of nominations for Director or other business proposals for which a stockholder wishes to have considered at a meeting of stockholders, but which are not included in the Company’s proxy statement for that meeting. Nominations for Director must be made in accordance with Section 13 of the Company’s Bylaws. Section 13 of the Company’s Bylaws is set forth in the Notice of Annual Meeting of Stockholders attached to this Proxy Statement.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s 2006 Annual Report, which includes audited financial statements, is also included in this mailing to stockholders.

ADDITIONAL INFORMATION

Under the Securities Exchange Act of 1934 Sections 13 and 15(d), periodic and current reports must be filed with the SEC. The Company electronically files the following reports with the SEC: Form 10-K (Annual Report), Form 10-Q (Quarterly Report), Form 8-K (Current Report), and Form DEF 14A (Proxy Statement). It may file additional forms. The SEC maintains a website, www.sec.gov, in which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC and additional stockholder information is available free of charge on the Company’s website at www.communitybanknv.com. The Company posts these reports to its website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from the Company’s website is incorporated into this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Meeting in accordance with the terms of such proxies.

COMMUNITY BANCORP

/s/ CATHY ROBINSON
Cathy Robinson
Secretary

Las Vegas, Nevada

April 17, 2007

☐	■

COMMUNITY BANCORP

REVOCABLE PROXY

ANNUAL MEETING OF STOCKHOLDERS-May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Community Bancorp (the “Company”) hereby appoints, constitutes and nominates Edward M. Jamison, Lawrence K. Scott and Cathy Robinson, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders to be held at the Community Bancorp headquarters, located at the City Centre Office, 400 S. 4th Street, Suite 110, Las Vegas, Nevada on Thursday, May 17, 2007 at 12:30 p.m. local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY BANCORP

May 17, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided.¯

■	20700000000000001000 0	051707

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors. To elect the following seven (7) persons to the Board of Directors of the Company to serve for a one (1) year term and until their successors are elected and qualified:					2. Other Business. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.
NOMINEES:
☐	FOR ALL NOMINEES	m m	Jacob D. Bingham Dan H. Stewart		The Board of Directors recommends a vote FOR the foregoing proposals. If any other business is properly presented at the 2007 Annual Meeting of Stockholders, this Proxy shall be voted in accordance with the judgment of the proxy holders. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m m	Edward M. Jamison Gary W. Stewart Lawrence K. Scott
☐

☐	FOR ALL EXCEPT (See instructions below)	m m	Russell C. Taylor Jack M. Woodcock

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

I will attend the 2007 Annual Meeting of Stockholders in person ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■